Exhibit 10.17

[On Company Letterhead]

October ___, 2013

VIA EMAIL

Baxter Phillips, III

8954 Tarrytown Drive

Richmond, Virginia 23229

Dear Mr. Phillips:

We are pleased to confirm our offer of employment with AmpliPhi Biosciences Corporation (the “Company”), in the position of Vice President of Corporate Strategy and Business Development.

Position. As Vice President of Corporate Strategy and Business Development, you will be responsible for the Company’s business and corporate development activities including but not limited to technology licensing, working with the scientific and development staff to manage and advance corporate and academic collaborations and working with the Company’s Chief Executive Officer on financing, investor relations and managing the company intellectual property portfolio. You agree to devote your full business time and attention to your work for the Company. Except upon the prior written consent of the Board of Directors, you will not, during your employment with the Company, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with your duties and responsibilities as a Company employee or create a conflict of interest with the Company.

Salary. Your initial base salary will be $210,000 per year, less applicable withholdings. Your salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly-situated employees and may be adjusted in the sole discretion of the Company.

Bonus. Effective upon your first day of employment, you will be entitled to a sign-on bonus of $50,000. You will be eligible to earn an annual performance bonus based on achievement of individual and Company performance objectives to be established by the Board of Directors or its Compensation Committee. Your initial annual target performance bonus will equal 40% of your base salary, although the amount of any payment will be dependent upon actual performance as determined by the Board of Directors or its compensation committee. The annual bonus will be pro-rated for any partial year of employment.

Equity Award. In connection with your appointment as Vice President, Corporate Strategy and Business Development, the Compensation Committee of the Board of Directors has approved, effective upon your first day of employment, the grant to you of an option to purchase 750,000 shares of common stock (the "Option") with an exercise price equal to the closing sales price of the common stock on the OTC Bulletin Board on your first day of employment (the "Closing Price"). The Option will vest with respect to twelve and one-half percent (12.5%) of the shares of common stock on the date that is six months following the date of grant and in equal monthly installments thereafter over the next forty-two (42) months, such that the option will be fully vested and exercisable on the anniversary grant date in 2017. The Option will be subject to the terms and conditions set forth in the Company's Equity Incentive Plan and the grant document to be entered into between you and the Company.

Benefits. The Company shall provide you with medical, life and disability insurance as follows: the Company shall (i) pay premiums in accordance with the Company's usual practices, for all medical insurance, including but not limited to health, dental and vision coverage for you and your immediate family, (ii) provide, at its cost, disability insurance with an annual benefit equal to seventy-five percent (75%) of your Base Salary, and (iii) provide at its cost, term life insurance on your life with a death benefit equal to an aggregate of $1,000,000, payable to such beneficiaries as may be designated by you in writing. Notwithstanding the foregoing, in the event the Board of Directors concludes in its reasonable judgment that the provision of health insurance benefits to you could cause the Company to become subject to excise tax as a result of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Healthcare Reform Act”), the Company shall pay you a monthly amount in cash equal to the amount of the health insurance benefit during your employment with the Company, or such other remedy as the parties may agree.  Your benefits contemplated in this section shall be subject to the terms and conditions of each applicable policy, and as may be amended from time to time in the Company’s sole discretion. You will be eligible to participate in any other benefits made generally available from time to time by the Company for the employees of the Company.

Vacations. You shall be entitled to four (4) weeks of vacation per annum beginning January 01, 2014, to be taken at such times and intervals as shall be determined acceptable to you and the reasonable business needs of the Company. Accrued and unused vacation time may be carried over to subsequent years with a maximum four weeks of carryover into any year. You shall be entitled to 5 days of vacation for the remainder of 2013.

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At-Will Employment; Severance. The Company is an “at-will” employer. Accordingly, either you or the Company may terminate the employment relationship at any time, with or without advance notice, and with or without cause. To be clear, this offer shall not be construed to guarantee employment for any particular duration of time. However, in the event the Company terminates your employment without Cause1 prior to a Change in Control3 or you terminate your employment for “Good Reason”2 prior to a Change in Control you will be eligible to receive severance pay in the form of salary continuation (“Severance Pay”) according to the following schedule: (i) in the event the Company terminates your employment without Cause or you terminate your employment for Good Reason during the first 6 months of your employment with the Company, you will be eligible to receive Severance Pay in an amount equal to 6 months of your base salary; (ii) in the event the Company terminates your employment without Cause or you terminate your employment for Good Reason at any time after you have completed 6 months of employment with the Company, but before you have completed 12 months of employment with the Company, you will be eligible to receive Severance Pay in an amount equal to 6 months of your base salary and an additional month’s base salary for each month of employment completed after the first 6 months; (iii) in the event the Company terminates your employment without Cause or you terminate your employment for Good Reason at any time after you have completed 12 months of employment with the Company, you will be eligible to receive Severance Pay in an amount equal to 12 months of your base salary. The Severance Pay shall be reduced dollar for dollar by any remuneration paid to you because of your employment with another employer during the period of such payments. Self-employment, including consulting services provided by you that are less than full-time, will not constitute employment by another employer. You agree to promptly report all such remuneration to the Company. Your eligibility for this Severance Pay and option acceleration is conditioned upon your execution of a release of claims in a form reasonably satisfactory to the Company (the “Release”) within forty-five (45) days following your termination date and non-revocation of the Release during any applicable statutory revocation period. If you comply with these conditions, the Severance payments will commence on the 60th day following your termination date. Each payment will be considered a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986. In addition, if you elect to continue group health insurance coverage upon your separation from service, then the Company will continue to pay on your behalf the portion of the monthly premium that the Company contributes to your healthcare premiums immediately prior to your termination of employment until the earlier of (A) your Severance Pay schedule as previously defined or (B) the date you become eligible for health insurance in connection with your new employment. Notwithstanding the foregoing, in the event the Board of Directors concludes in its reasonable judgment that the provision of subsidized COBRA benefits to you could cause the Company to become subject to excise tax as a result of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, the Company shall pay you a monthly amount in cash equal to the amount of the COBRA subsidy during the period the Company is obligated to provide you with subsidized COBRA benefits. Further, you will be granted additional vesting in your Option, any additional options to purchase common stock and any restricted stock or restricted stock units subject to vesting as if you had continued employment with the Company for an additional twelve (12) month period.

1 For purposes of this paragraph and document, “Cause” means (i) your gross negligence or willful failure substantially to perform your duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) your commission of any act of fraud, embezzlement or dishonesty against the Company or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Company.

2For Purposes of this paragraph and document, “Good Reason” means the occurrence at any time of any of the following without your prior written consent:  (a) removal from the position of Vice President of Corporate Strategy and Business Development with respect to the Company resulting in the material diminution in your authority, duties or responsibilities (other than a mere change in title following any merger or consolidation of the Company with another entity); (b) the assignment of duties or responsibilities materially inconsistent with those customarily associated with the position of Vice President of Corporate Strategy and Business Development or a material diminution of your position, authority, duties or responsibilities (other than a mere change in title following any merger or consolidation of the Company with another entity); (c) a material reduction in your Base Salary or a material reduction in any other material benefit provided hereunder; (d) the relocation or your principal place of work to another location that increases your commute by more than 50 miles; or (e) any willful failure or willful breach by the Company of any of the material obligations of this Agreement.  For purposes of this subsection, no act, or failure to act, on the Company’s part shall be deemed “willful” unless done, or omitted to be done, by the Company not in good faith and without reasonable belief that the Company’s act, or failure to act, was in the best interest of the Company.  You may terminate your employment under this Agreement for Good Reason at any time on or prior to the 180th day after the initial occurrence of any of the foregoing Good Reason events; provided, however, that, within ninety (90) days of any such events having first occurred, you shall have provided the Company with notice that such event(s) have occurred and afforded the Company thirty (30) days to cure same.

3 For purposes of this paragraph and document, “Change in Control” shall mean any event so determined by the Board of Directors pursuant to any charter, bylaws or incentive plan that also constitutes a “change in the ownership or effective control” of the Company or change in the “ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”).

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We have determined that it is in the best interest of the Company and its shareholders to assure that the Company will have continued dedication and objectivity of you, notwithstanding the possibility, threat or occurrence of a Change in Control of the Company. We believe it is in the best interest of the Company and its shareholders to retain you and provide incentives to you to continue in the service of the Company. We further believe that it is imperative to provide you with certain benefits upon certain termination of your employment in connection with a Change in Control, which benefits are intended to provide you with financial security and provide sufficient income and encouragement to remain with the Company, notwithstanding the possibility of a Change in Control. To accomplish the foregoing objectives, in the event that your employment terminates without Cause or for Good Reason within twelve (12) months following the effective date of a Change in Control, 100% of your unvested Company option shares, restricted stock or restricted stock units shall be immediately vested on such termination date and the risk of forfeiture of 100% of your restricted stock shall lapse. Each such option shall be exercisable in accordance with the provisions of the option agreement and plan pursuant to which such option was granted. Further, in the event that your employment terminates without Cause or for Good Reason within twelve (12) months following the effective date of a Change in Control, you will be entitled to receive severance benefits as follows: (C) severance payments for twelve (12) months after the effective date of the termination (the "Severance Period") equal to the base salary which you were receiving immediately prior to the Change in Control, which payments shall be paid during the Severance Period in accordance with the Company's standard payroll practices; (D) a lump sum payment equal to two times your Average Annual Bonus; and (E) continuation of payment by the Company of its portion of the health insurance benefits provided to you immediately prior to the Change in Control pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or other applicable laws through the end of the Severance Period or the date upon which you are no longer eligible for such COBRA or other benefits under applicable law. Average Annual Bonus shall mean your average annual bonus earned for performance during the Company's three (3) fiscal years immediately preceding the Company's fiscal year in which the termination occurs; provided, however, that (i)sign-on or other special bonuses shall not be taken into account; (ii) any bonus for a partial year shall be annualized; and (iii) if you have not been employed for three (3) fiscal years, your target annual bonus at the time of termination shall be used for each fiscal year in which you were not employed by the Company. For example, assume you were hired on October  1, 2013, earned a bonus of $21,000 for 2013 and $88,000 for 2014 and had a target bonus of $92,000 for 2015.  Further assume that a Change in Control occurred in 2015 and you experience a termination without Cause or for Good Reason within twelve (12) months thereafter.  Your Average Annual Bonus will be equal to $88,000 or $264,000 ($21,000 x 4 for 2013 + $88,000 for 2014 + $92,000 for 2015) divided by 3.  Your eligibility for this Severance Pay and option acceleration after a Change in Control is conditioned upon your execution of a release of claims in a form reasonably satisfactory to the Company (the “Release”) within forty-five (45) days following your termination date and non-revocation of the Release during any applicable statutory revocation period. If you comply with these conditions, the Severance payments will commence on the 60th day following your termination date. The payments to be provided under clauses (C) and (D) shall be paid or commence to be paid within sixty (60) days of your termination of employment; provided that if the sixty-day period commences in one calendar year and ends in a second calendar year, such payment will be made or commence to be made in the second calendar year.  Notwithstanding the foregoing, in the event the Board of Directors concludes in its reasonable judgment that the provision of subsidized COBRA benefits to you could cause the Company to become subject to excise tax as a result of the Healthcare Reform Act, the Company shall pay you a monthly amount in cash equal to the amount of the COBRA subsidy during the period the Company is obligated to provide subsidized COBRA benefits to you, or such other remedy as the parties may agree.  In addition, you will receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of your termination of employment.

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If your employment is terminated for Cause at any time then you shall not be entitled to receive payment of any severance benefits or option acceleration. You will receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of your termination of employment.

If you voluntarily resign from the Company under circumstances which do not constitute Good Reason, then you shall not be entitled to receive payment of any severance benefits or option acceleration. You will receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of your termination of employment.

Taxes: All amounts paid under this letter shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by you. Company shall have the authority to delay the payment of any amounts under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of publicly-traded companies); in such event, any such amount to which you would otherwise be entitled during the six (6) month period immediately following your termination of employment with the Company will be paid in a lump sum on the date six (6) months and one (1) day following the date of your termination of employment with the Company (or the next business day if such date is not a business day), provided that you have complied with the requirements for such payment. You shall be treated as having a termination of employment under this Agreement only if such termination meets the requirements of a “separation from service” as that term is defined in Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treas. Regs. Section 1.409A-1(h), and as amplified by any other official guidance. This Agreement is intended to comply with the provisions of Code Section 409A; provided, however, that the Company makes no representation that the amounts payable under this Agreement will comply with Code Section 409A and makes no undertaking to prevent Code Section 409A from applying to amounts payable under this Agreement or to mitigate its effects on any deferrals or payments made under this Agreement.

Successors:  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  The terms of this Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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Form I-9: You must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

Entire Agreement. Please let us know of your decision to join the Company by signing a copy of this offer letter and returning it to us not later than October __, 2013 This letter sets forth our entire agreement and understanding regarding the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified in any way except in a writing signed by a duly authorized member of the Company’s Board of Directors and you. It shall be governed by Virginia law, without regard to principles of conflicts of laws. Your employment is contingent upon your execution of the Company’s confidential information and inventions assignment agreement.

Sincerely,

Philip J. Young

President and CEO

AmpliPhi Bioscience Corporation

ACCEPTED AND AGREED:

Baxter Phillips, III

Date

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